EXHIBIT 99.1

Letter of Intent


CONFIDENTIAL
------------

January 30, 2006

Mr. Fabarzio-Busso Compana
Crystal Hospitality Holdings, Inc.
641 Shunpike Road
Suite 333
Chatham, New Jersey  07928

Dear Fabarzio,

The purpose of this letter of intent (this "Letter of Intent") is to set forth the terms and conditions of a proposed transaction between Mobile Reach International, Inc. ("Mobile") or a newly-organized, wholly-owned subsidiary of Mobile ("Buyer") and Crystal Hospitality Holdings, Inc. ("Seller"). As used in the letter, the term "Parties" shall refer to Buyer and Seller and the term Party shall sometimes refer to either Buyer or Seller.

                                     PART I
                                     ------
The Parties hereby confirm their agreement in principle to a proposed stock purchase (hereinafter known as the "Stock Purchase") whose terms, if consummated, would be as follows:


1. Business to be Acquired. Buyer shall, subject to the terms and conditions to be set forth in the Purchase Agreement hereinafter referred to, acquire the portion of the leisure business to be acquired by Seller, Crystal Hospitality Holdings, Inc., known as Suntrips (the "Business") and all of the stock.


2. Consideration. The aggregate consideration for the Business to be purchased (the "Purchase Price") is five million (5,000,000) shares of Mobile common stock, payable at the closing of the Stock Purchase (the "Closing"). As additional consideration for the Business to be purchased, Buyer shall deliver into an escrow account (the "Escrow Account"), an additional five million (5,000,000) shares of Mobile common stock issuable to Seller which shall vest to Seller provided the Business meets any of the following vesting condition:

     A) If during the 2006 calendar year, the Business achieves a minimum revenue of $80,000,000, or a minimum EBITDA of $3,000,000, then 5,000,000 shares of Mobile common stock shall be released to the Seller;

     B) If during the 2006 calendar year, the business fails to achieve the amounts as provided in A above, and provided the business achieves a minimum revenue of $50,000,000, and a minimum EBITDA of $1,500,000, then 2,500,000 shares of Mobile common stock shall be released to the Seller;

     C) If Seller has not qualified for vesting of the full number of shares as provided in Section 2.A above, then during the 2007 calendar year, if the Business achieves minimum revenue of $80,000,000, or a minimum EBITDA of $3,000,000, then 2,500,000 shares of Mobile common stock shall be released to the Seller;

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Letter of Intent


Shares shall be released from the Escrow Account upon the joint written instructions of Buyer and Seller and, once so released, shall be distributed as directed by the Seller.


3. Definitive Purchase Agreement. The Parties intend to enter into a mutually acceptable definitive purchase agreement (the "Purchase Agreement") relating to the Stock Purchase which, when executed and delivered by the Parties, will supersede this Letter of Intent. The Purchase Agreement will contain typical provisions for an agreement of that type. We will commence the preparation of the Purchase Agreement promptly after this Letter of Intent is accepted by Seller, and we will concurrently perform certain basic due diligence.


                                     PART II
                                     -------

1. Conditions. Without limiting the ability to require additional conditions in the course of negotiating the Stock Purchase, the following are conditions to the transaction:

     (a) Board of Directors. The parties shall work together to determine the make-up of the Mobile Board of Directors.

     (b) Minimum/Maximum Offering. Coincident with the Closing, the Company shall close on a new investment which will provide a net amount of $2,000,000 but no more than $6,000,000, available for use on a go-forward use of proceeds.

     (c) Asset Sale with OTV. Seller will conclude the asset sale for SunTrips from OTV in a timeframe acceptable for closure of the Stock Purchase and for closure of investment funding. It is anticipated that such closing will occur immediately prior to the closing with Mobile.

     (d) Seller Due Diligence Review. Promptly following the execution of this Letter of Intent, Seller will allow Buyer to complete an examination of the financial, accounting and business records relating to the Business and the contracts and other legal documents which affect the Business and generally to complete due diligence. Seller shall cooperate to permit Buyer to complete its due diligence expeditiously and such due diligence review shall be satisfactory to Buyer and its counsel. Buyer shall explicitly be allowed to explore all aspects of Seller's technologies relating to the Business, including all licensing arrangements.

     (e) Buyer Due Diligence Review. Promptly following the execution of this Letter of Intent, Buyer will allow Seller to complete an examination of the financial, accounting and business records relating to the Business and the contracts and other legal documents which affect the Business and generally to complete due diligence. Buyer shall cooperate to permit Seller to complete its due diligence expeditiously and such due diligence review shall be satisfactory to Seller and its counsel. Seller shall explicitly be allowed to explore all aspects of Buyer's technologies, including all licensing arrangements.

     (f) Audited Financial Statements. Seller shall permit Buyer's independent auditors to prepare the audited financial statements of the Business for 2004 and 2005 if they are deemed necessary to be filed with the Commission pursuant to Rule 3-05 of Regulation S-X. The cost of such audit shall be paid by Buyer.

     (g) Conduct in Ordinary Course. In addition to the conditions discussed herein and any others which may be contained in the Purchase Agreement, consummation of the Stock Purchase is subject to Seller having conducted the Business in the ordinary course during the period between the date of this Letter of Intent and the Closing Date and there having been no material adverse change in the financial condition, results of operations or prospects of the Business.

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Letter of Intent


2. Other Matters.

     (a) Timing. The Parties anticipate that the Purchase Agreement will be signed and the Closing of the Stock Purchase will occur on or before February 28, 2006.

     (b) Compliance with Laws. Each Party and its representatives and counsel shall be satisfied that all transactions contemplated by this Letter of Intent and to be contemplated by the Purchase Agreement are, and the operation and business affairs of the other Party have been, in conformity with all applicable laws, rules and regulations, and that all requisite notices and all other information shall be filed with all governmental and regulatory authorities having or asserting jurisdiction over the Stock Purchase and the other transactions contemplated by this Letter of Intent and to be contemplated by the Purchase Agreement and all regulatory approvals shall have been obtained and/or all applicable waiting periods shall have expired.

     (c) Approvals. The Purchase Agreement and the transactions to be contemplated thereby shall have been duly approved by the Board of Directors of Buyer and by the Board of Directors and shareholders of Seller in accordance with the Parties' respective organizational documents and applicable law.

     (d) Public Announcements. No public announcement shall be made regarding the Stock Purchase or the other transactions contemplated hereby without the consent of Buyer.

     (e) Exclusive Negotiating Rights. In order to induce Buyer to commit the resources, forego other potential opportunities, and incur the legal, accounting and incidental expenses necessary to properly evaluate the possibility of acquiring the Business described above, and to negotiate the terms of the Purchase Agreement and consummate the transaction to be contemplated thereby, Seller agrees that until the Stock Purchase is closed or until this Letter of Intent is terminated, neither Seller, nor Seller's affiliates, nor their respective officers, directors, employees and agents shall initiate, solicit, encourage, directly or indirectly, or accept any offer or proposal, regarding the possible acquisition by any person other than Buyer, including, without limitation, by way of a purchase of shares or merger, of all or any substantial part of the Business (a "Sale Transaction"). Seller shall terminate all discussions that it may have been conducting with other parties regarding a Sale Transaction. If during the time until the Stock Purchase is closed or until this Letter of Intent is terminated, Seller receives any proposal regarding a Sale Transaction from anyone other than Buyer, Seller will notify Buyer of the terms of such proposal within 24 hours of Seller's receipt of any such proposal.

     (f) Termination. This Letter of Intent may be terminated: (i) by the mutual consent of the Parties; (ii) by either Party if the Stock Purchase has not closed by March 15, 2006, provided, however, that the Party seeking to terminate this Letter of Intent based on this clause (ii) shall have used "commercially reasonable efforts" to close the Stock Purchase; (iii) by Buyer if it is not satisfied by due diligence as set forth herein by or before February 15, 2006; or (iv) by Seller if it is not satisfied by due diligence as set forth herein by or before February 15, 2006.

     (g) Due Authorization; Counterparts. Each Party represents and warrants to the other Party that it is duly authorized by all necessary action to execute, deliver and perform this letter. This letter may be signed in counterparts and each counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     (h) Miscellaneous. This Letter of Intent shall be governed by the substantive laws of the State of Delaware without regard to conflict of law principles. This Letter of Intent shall be construed according to its fair meaning and not strictly for or against either Party.

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Letter of Intent


     (i) Confidentiality. In connection with the Stock Purchase and the other transactions contemplated by this Letter of Intent and to be contemplated by the Purchase Agreement, the Parties will make available certain information of a non-public, confidential or proprietary nature concerning their respective businesses and affairs. Such information, whether disclosed orally, electronically or in writing by either Party and/or its accountants, attorneys, investment bankers or other professional advisors are hereinafter referred to collectively as "Confidential Information". The term "Confidential Information" does not include information that (i) is or becomes generally available to the public other than as a direct or indirect result of a disclosure by any Party or such Party's professional advisors or by anyone to whom any Party or such Party's professional advisor transmits the information; (ii) was available to any Party prior to its disclosure by the other Party; provided that such Confidential Information is not made available to such other Party in breach of any other confidentiality agreement; (iii) becomes available from a source other than a Party or the Party's professional advisors; provided that such source is not bound by a confidentiality agreement with, or other obligation of secrecy to, any Party and/or another party, or (iv) is independently developed during the ordinary course of business without violation of this letter. Each Party and each of their respective representatives shall treat the Confidential Information as confidential and will (i) use the Confidential Information solely to evaluate the desirability of consummating the Stock Purchase and not, directly or indirectly, for any other purpose; (ii) not disclose any Confidential Information to any person or entity (other than their respective professional advisors and representatives as noted below) without the prior written consent of the Party which has provided such Confidential Information; and (iii) not copy any Confidential Information other than in connection with the Stock Purchase. Each Party and each of their respective representatives may also disclose and transmit the Confidential Information to their respective professional advisors (such as accountants, attorneys, investment bankers, consultants and entities providing financing) provided that such advisors or entities are informed of the confidential nature of the Confidential Information and agree to maintain such confidentiality in accordance with the terms of this letter. If any Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose any Confidential Information supplied to it in connection with the Stock Purchase, such Party will provide the other Party with prompt notice of such request(s) so that the other Party may (a) seek an appropriate protective order, (b) consult with each Party hereto on the advisability of any steps to resist or narrow such request, and/or (c) waive in writing the compliance by each Party with the provisions of this letter. If, in the absence of a protective order or the receipt of a written waiver hereunder, any Party is nonetheless, in the opinion of its counsel, compelled to disclose Confidential Information to any government tribunal or authority or otherwise stand liable for contempt or suffer other censure or penalty, each Party will cooperate with the other Party in any attempt a Party may make to obtain an order or other reliable assurance that confidential treatment will be provided by such tribunal or authority for all or designated portions of such Confidential Information. In addition to this provision, the Parties will execute a Confidentiality Agreement prepared by counsel for Seller and mutually agreed to by the Parties.

     (j) Expenses. The Parties shall separately bear their own respective expenses, including, without limitation, any broker's fees, incurred in connection with this Letter of Intent and the Stock Purchase contemplated hereby, whether or not the Stock Purchase is consummated.

     (k) Expiration of this Offer. This offer is open to be accepted through 5 pm EST on Thursday, February 2, 2005.

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Letter of Intent


IN WITNESS WHEREOF and acknowledging acceptance and agreement of the foregoing, the Parties affix their signatures hereto.


CRYSTAL HOSPITALITY HOLDINGS, INC.          MOBILE REACH INTERNATIONAL, INC.


By:  /s/                                    By:  /s/
   -------------------------------             --------------------------------
Name:     Fabarzio-Busso Compana            Name:     A. Christopher Johnson
Title:    Chief Executive Officer           Title:    Chief Executive Officer



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